Exhibit 99.1

Alliance Data and Signet Jewelers Sign Multi-Year Renewal Agreement to Continue
Private Label Credit Services and Expand Marketing Support

Alliance Data to continue providing private label credit services, expand marketing support and drive purchase option awareness to increase customer engagement across key Signet Brands

COLUMBUS, Ohio, May 18, 2021 /PRNewswire/ -- Alliance Data Systems Corporation (NYSE: ADS) today announced that its Card Services business, has signed a multi-year renewal agreement with Signet Jewelers Limited (NYSE: SIG) to continue providing private label credit card services. Alliance Data is a provider of market-leading payment products and digital solutions, including Bread® and Comenity-branded financial services, and Signet is the world's largest retailer of diamond jewelry.

Alliance Data will continue to provide leading private label credit card programs across Signet’s Kay Jewelers, Zales, Jared and Piercing Pagoda banners, with a broad promotional plan offering to support customers’ unique needs and preferences. Signet has also implemented credit marketing support via Alliance Data’s Enhanced Digital Suite, which incorporates dynamic credit messaging to drive purchase option awareness, better conversion and engagement, supporting Signet’s ability to serve customers across a connected commerce experience.

“Alliance Data is excited to support Signet’s commitment as a leader in omnichannel retailing,” said Val Greer, chief commercial officer, Alliance Data Card Services. “Signet is a valued client, and we are proud to provide their customers the spending power they need for special purchases like engagement and bridal jewelry or a gift for themselves in a quick and seamless way, whether in person, on the go or at home.”

Alliance Data and Signet will continue to partner on data and analytics solutions to provide advanced customer insights that drive top-line sales. These multi-channel solutions extend brand affinity and engagement among cardmembers by focusing on customer life-stage marketing to drive relevant, timely offers. Alliance Data’s strong risk and underwriting prowess enables Signet to meet the needs of their customers, offering a depth of lending that provides customer satisfaction at every stage of the purchasing process.

“Our partnership with Alliance Data has been instrumental in providing data and insights that enable Signet to reach customers with the right offer at just the right time,” said Signet CEO Virginia C. Drosos. “As we execute our Inspiring Brilliance Strategy, Alliance Data, with its robust underwriting strategies, will be an important partner in offering our customers financing solutions whenever, wherever and however they want to engage us.”

About Alliance Data
Alliance Data® (NYSE: ADS) is a leading provider of data-driven marketing, loyalty and payment solutions serving large, consumer-based industries. The Company creates and deploys customized solutions that measurably change consumer behavior while driving business growth and profitability for some of today's most recognizable brands. Alliance Data helps its partners create and increase customer loyalty across multiple touch points using traditional, digital, mobile and emerging technologies. A FORTUNE 500 and S&P MidCap 400 company headquartered in Columbus, Ohio, Alliance Data consists of businesses that together employ approximately 8,000 associates at more than 45 locations worldwide.

Alliance Data's Card Services business is a comprehensive provider of market-leading private label, co-brand, general purpose and business credit card programs, digital payments, including Bread®, and Comenity-branded financial services. LoyaltyOne® owns and operates the AIR MILES® Reward Program, Canada's most recognized loyalty program, and Netherlands-based BrandLoyalty, a global provider of tailor-made loyalty programs for grocers. More information about Alliance Data can be found at www.AllianceData.com.

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About Signet
Signet Jewelers Limited is the world's largest retailer of diamond jewelry.  As a purpose-driven and sustainability focused company, Signet is a participant in the United Nations Global Compact, and adheres to its principles-based approach to responsible business. Signet is a Best Places to Work certified™ company and has been named to the Bloomberg® Gender Equality Index for three consecutive years. Signet operates approximately 2,800 stores primarily under the name brands of Kay Jewelers, Zales, Jared, H.Samuel, Ernest Jones, Peoples, Piercing Pagoda, and JamesAllen.com. Further information on Signet is available at www.signetjewelers.com.

Forward Looking Statements
This release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements give our expectations or forecasts of future events and can generally be identified by the use of words such as "believe," "expect," "anticipate," "estimate," "intend," "project," "plan," "likely," "may," "should" or other words or phrases of similar import. Similarly, statements that describe our business strategy, outlook, objectives, plans, intentions or goals also are forward-looking statements. Examples of forward-looking statements include, but are not limited to, statements we make regarding, and the guidance we give with respect to, our anticipated operating or financial results, initiation or completion of strategic initiatives including the proposed spinoff of our LoyaltyOne segment, future dividend declarations, and future economic conditions, including, but not limited to, fluctuation in currency exchange rates, market conditions and COVID-19 impacts related to relief measures for impacted borrowers and depositors, labor shortages due to quarantine, reduction in demand from clients, supply chain disruption for our reward suppliers and disruptions in the airline or travel industries.

We believe that our expectations are based on reasonable assumptions. Forward-looking statements, however, are subject to a number of risks and uncertainties that could cause actual results to differ materially from the projections, anticipated results or other expectations expressed in this release, and no assurances can be given that our expectations will prove to have been correct. These risks and uncertainties include, but are not limited to, factors set forth in the Risk Factors section in our Annual Report on Form 10-K for the most recently ended fiscal year, which may be updated in Item 1A of, or elsewhere in, our Quarterly Reports on Form 10-Q filed for periods subsequent to such Form 10-K. Our forward-looking statements speak only as of the date made, and we undertake no obligation, other than as required by applicable law, to update or revise any forward-looking statements, whether as a result of new information, subsequent events, anticipated or unanticipated circumstances or otherwise.

Contacts:

Alliance Data
Brian Vereb – Investor Relations
614-528-4516
brian.vereb@alliancedata.com

Shelley Whiddon – Media
214-494-3811
shelley.whiddon@alliancedata.com

Rachel Stultz – Media
614-729-4890
rachel.stultz@alliancedata.com

Signet Jewelers
Vinnie Sinisi – Investor Relations
330-665-6530
vincent.sinisi@signetjewelers.com

Colleen Rooney – Media
330-668-5932
colleen.rooney@signetjewelers.com

David Bouffard – Media
330-668-5369
david.bouffard@signetjewelers.com